PROMISSORY NOTE

$560,000

                                                     July 17, 2012

FOR VALUE RECEIVED, the undersigned, PCS EDVENTURES!.COM, INC., an Idaho corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of Todd Hackett, or (his/her/its) successors and assigns, if any (hereinafter referred to as “Lender”), the principal sum of Five Hundred Sixty Thousand Dollars ($560,000), together with interest on the unpaid principal amount of this Promissory Note (“Note”) at the rate of 15 percent (15%) per annum in the manner and upon the terms and conditions set forth below.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash on or before September 30, 2012; All cash payments on this Note shall be made in lawful currency of the United States at the address of the Lender, or at such other place as the holder of this Note may designate in writing.

            The Borrower has also agreed to attach 100,000 warrants for 36 months from the date of this agreement at $0.15 per share for the Lender.  See attached Warrant Agreement.

This Note is secured by the Purchase Order from XXXXXXX, and account # XXXX in the total amount of $741,750.00; and by the proceeds from the Accounts Receivable, after shipping to and receipt by the customer.  Said purchase order is attached hereto and made a part of this Promissory Note.

Neither this Note nor the Security Agreement may be assigned or transferred by the Lender without the Borrower’s express written consent.

Upon default in the payment of any amount due pursuant to this Note for more than thirty (30) days after the due date, the Lender may, without notice, declare the entire debt and principal amount then remaining unpaid under this Note immediately due and payable and may, without notice, in addition to any other remedies, proceed as against the collateral to collect the unpaid principal and any interest due.  Presentment for payment, notice of dishonor, protest and notice of protest are waived by the Borrower and any and all others who may at any time become liable or obligated for the payment of all or any part of this Note, the principal or interest due.

This Note may be amended only by a written instrument executed by Lender and Borrower and shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Idaho.  Any legal action to enforce any obligation of the parties to this Note or the Security Agreement shall be brought only in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada.

In the event of any civil action filed or initiated between the parties to this Note or in relation to the Security Agreement or any other documents accompanying this Note, or arising from the breach or any provision hereof, the prevailing party shall be entitled to seek from the other party all costs, damages, and expenses, including reasonable attorney’s and paralegal’s fees, incurred by the prevailing party.

Dated the day and year first above written.

PCS EDVENTURES!.COM, INC.

By /s/ Robert O. Grover

Its CEO